                           SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Sections 240.14a-11(c) or Section
     240.14a-12

                          APAC CUSTOMER SERVICES, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per Unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

     4)  Proposed maximum aggregate value of transaction:

     5)  Total Fee paid:

     *Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                  [APAC LOGO]
                           Six Parkway North Center
                           Deerfield, Illinois 60015
                                (847) 374-4980

                     Notice of Annual Meeting of Share Owners

                                 June 9, 2000

To the Share Owners of
APAC Customer Services, Inc.:

   The Annual Meeting of Share Owners of APAC Customer Services, Inc. will be held at the Hilton Northbrook, 2855 North Milwaukee Avenue, Northbrook, Illinois on Friday, June 9, 2000, at 10:00 a.m. Central Daylight Time for the following purposes:

     1. To elect seven directors.

     2. To consider and act upon a proposal of the Board of Directors to approve an increase in the annual limitation applicable to stock options granted to a participant pursuant to the Company's Second Amended and Restated 1995 Incentive Stock Plan.

     3. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

   Share owners of record at the close of business on April 19, 2000 are entitled to notice of, and to vote at, the Annual Meeting.

   Even if you plan to attend the meeting in person, please read these proxy materials and date, sign and mail the enclosed proxy in the envelope provided, which requires no postage for mailing in the United States. A prompt response is helpful, and your cooperation will be appreciated.

                                          By Order of the Board of Directors

                                          [Signature]

                                          Linda R. Witte
                                          Secretary

May 1, 2000

                         Apac Customer Services, Inc.
                           Six Parkway North Center
                           Deerfield, Illinois 60015
                                (847) 374-4980

                               ----------------

                                Proxy Statement

            Annual Meeting of Share Owners to be Held June 9, 2000

                               ----------------

   This Proxy Statement is being mailed to share owners of APAC Customer Services, Inc. (the "Company") on or about May 1, 2000 in connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Share Owners to be held on June 9, 2000. The purpose of the Annual Meeting is to consider and act upon the matters specified in the Notice of Annual Meeting of Share Owners accompanying this Proxy Statement.

   Each share owner is entitled to one vote for each Common Share held as of the record date. A majority of the outstanding shares entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. As of the close of business on April 19, 2000, the record date for determining share owners entitled to vote at the Annual Meeting, 48,497,889 Common Shares were outstanding.

   If the form of Proxy which accompanies this Proxy Statement is executed and returned, it will be voted in accordance with your direction. A Proxy may be revoked at any time prior to the voting thereof by written notice to the Secretary of the Company.

   The affirmative vote of the holders of a majority of the Common Shares entitled to vote and represented in person or by proxy at the Annual Meeting is required for the election of directors, for the approval of the proposal to increase the annual limitation applicable to stock options granted to a participant pursuant to the Company's Second Amended and Restated 1995 Incentive Stock Plan, and for any other proposal submitted to a vote.

   Shares represented by proxies which are marked "abstain" or to deny discretionary authority on any matter will be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matters. Broker "non-votes" will be treated as not represented at the meeting as to matters for which a non-vote is indicated on the broker's proxy. Broker "non-votes" and the shares as to which share owners abstain are included for purposes of determining whether a quorum of shares is present at a meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes will have no effect on the election of directors or the proposal to increase the annual limitation applicable to stock options granted to a participant pursuant to the Company's Second Amended and Restated 1995 Incentive Stock Plan.

   Expenses incurred in the solicitation of proxies will be borne by the Company. Certain officers of the Company may make solicitations in person or by telephone.

                       SECURITIES BENEFICIALLY OWNED BY
                     PRINCIPAL SHARE OWNERS AND MANAGEMENT

   The following table sets forth certain information as of March 31, 2000, regarding the beneficial ownership of Common Shares by (i) each person known by the Company to own beneficially more than 5% of its outstanding Common Shares, (ii) each director and nominee, (iii) each Named Executive Officer (as defined on page 6), and (iv) all executive officers, directors and nominees as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Shares listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares. Unless otherwise indicated, the address of each of the share owners named below is the Company's principal executive office.

                                                            Shares Beneficially
                                                                   Owned
                                                           ---------------------
Name                                                         Number   Percent(1)
----                                                       ---------- ----------
Theodore G. Schwartz (2)(5)..............................  19,798,000    40.8%
 Chairman and Director

Trust Seven Hundred Thirty U/A/D 4/2/94 ("Trust 730")
 (3).....................................................   2,615,000     5.4

Trust Four Hundred Thirty U/A/D 4/2/94 ("Trust 430") (3).   2,615,000     5.4

M. Christine Schwartz (3)................................   5,232,680    10.8

Merrill Lynch & Co., Inc. and Merrill Lynch Special Value
 Fund, Inc. (4)..........................................   4,300,100     8.9

Donald B. Berryman (5)...................................     145,718       *

L. Clark Sisson (5)......................................      80,000       *

Thomas M. Collins (5)(6).................................      44,666       *

George D. Dalton (5).....................................      85,666       *

Bradley T. Harslem.......................................           0       *

Peter M. Leger...........................................       5,000       *

Clark E. McLeod..........................................     905,652     1.9

Mark O. Remissong (5)....................................      80,000       *

Marc S. Simon (5)(7).....................................     611,634     1.2

Paul G. Yovovich (5).....................................     114,332       *

All directors and executive officers as a group (16)
 persons) (5)............................................  21,807,428    44.0

--------
  *less than 1%
(1) Percentage of beneficial ownership is based on 48,467,689 Common Shares outstanding as of March 31, 2000.
(2) Includes 8,000 Common Shares held in trust for the benefit of certain members of Mr. Schwartz's family for which Mr. Schwartz is trustee and has voting and investment control.
(3) Robert H. Wicklein and John J. Abens serve as general trustees of Trust 730 and Trust 430. All decisions regarding the voting and disposition of shares held by Trust 730 and Trust 430 must be made by both general trustees. M. Christine Schwartz, who is married to Mr. Schwartz and serves as a special trustee of the Trusts, has limited powers to remove the general trustees but has no responsibilities or powers regarding the voting or disposition of the shares owned by the Trusts and accordingly disclaims beneficial ownership of such shares. The address of these share owners is c/o TCS Group, 650 Dundee Road, Suite 450, Northbrook, Illinois 60062.
(4) Based solely upon information provided in Schedule 13G dated February 1, 2000. Merrill Lynch & Co., Inc. ("ML & Co.") is a parent holding company whose indirectly-owned asset management subsidiaries Merrill Lynch Asset Management L.P. and Fund Asset Management, L.P. hold Common Shares. ML & Co.

   and Merrill Lynch Special Value Fund, Inc. ("MLSVF") share investment and voting power as to the Common Shares beneficially owned by each, and each disclaims beneficial ownership thereof. The address of ML & Co. is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381, and the address of MLSVF is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.
(5) Includes Common Shares which may be acquired pursuant to options which are exercisable within 60 days as follows: Mr. Schwartz (80,000 shares); Mr. Berryman (145,558 shares); Mr. Sisson (60,000 shares); Mr. Collins (38,666 shares); Mr. Dalton (28,666 shares); Mr. Remissong (80,000 shares); Mr. Simon (605,034 shares); Mr. Yovovich (89,332 shares); and all directors and executive officers as a group (1,047,256 shares).
(6) Includes 3,000 Common Shares held in trust for the benefit of Mr. Collins' family for which Mr. Collins is Co-Trustee and shares voting and investment control.
(7) Includes 3,000 Common Shares held in trust for the benefit of Mr. Simon's children for which Mr. Simon is Co-Trustee and shares voting and investment control.

                             ELECTION OF DIRECTORS

   At the Annual Meeting, seven directors, constituting the entire Board of Directors, are to be elected to serve until the next annual meeting of share owners. It is intended that the proxies (except proxies marked to the contrary) will be voted for the nominees listed below, each of whom is currently a member of the Board of Directors. It is expected that the nominees will serve, but if any nominee or nominees declines or is unable to serve for any unforeseen cause, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.

   The Board of Directors recommends a vote FOR the election of each of the following nominees.

Nominees for Election

Name                             Age                  Position
----                             ---                  --------
Thomas M. Collins...............  72 Thomas M. Collins became a director of the
                                     Company in August 1995. He is Of Counsel at
                                     Shuttleworth & Ingersoll, P.C., a law firm
                                     in Cedar Rapids, Iowa, for which Mr.
                                     Collins served as Chairman for more than
                                     five years and where he has practiced for
                                     more than 40 years. Mr. Collins was
                                     Chairman of the Board of Life Investors,
                                     Inc., a financial services holding company,
                                     from 1980 to 1988. Mr. Collins serves on
                                     the board of directors of McLeod USA
                                     Incorporated, a telecommunications company.

George D. Dalton................  72 George D. Dalton became a director of the
                                     Company in July 1996. Mr. Dalton has been
                                     Chairman of the Board of Fiserv, Inc.,
                                     a provider of account processing and
                                     integrated information management systems
                                     for financial institutions, since its
                                     founding in 1984. He was Chief Executive
                                     Officer from 1984 until his retirement in
                                     1999. Mr. Dalton also serves on the boards
                                     of directors of ARI, Inc., Clark/Bardes,
                                     Wisconsin Wireless, Industar and Fiduciary
                                     Management.

Peter M. Leger..................  49 Peter M. Leger joined the Company in
                                     October 1999 as President and Chief
                                     Operating Officer. In January 2000, Mr.
                                     Leger was appointed the Company's Chief
                                     Executive Officer. From October 1998
                                     through

Name                             Age                  Position
----                             ---                  --------
                                     September 1999, Mr. Leger was President and
                                     Chief Executive Officer of Credit
                                     Management Solutions, Inc. Prior to October
                                     1998, Mr. Leger served in various
                                     capacities with Automatic Data Processing,
                                     most recently as President of ADP Dealer
                                     Services Group.

Clark E. McLeod.................  53 Clark E. McLeod has been a director of the
                                     Company since March 28, 2000. Mr. McLeod
                                     founded McLeod USA Incorporated, a
                                     telecommunications company, and has served
                                     as its Chairman of the Board and Chief
                                     Executive Officer since its inception in
                                     1991. Mr. McLeod also serves on the boards
                                     of directors of Orillion Corporation and
                                     Great America Leasing Inc.

Theodore G. Schwartz............  46 Theodore G. Schwartz has served as the
                                     Company's Chairman since its formation in
                                     May 1973 and was also the Company's Chief
                                     Executive Officer until January 2000.

Marc S. Simon...................  51 Marc S. Simon, who became an Executive Vice
                                     President of the Company in October 1999,
                                     previously served as the Company's
                                     President beginning in March 1998. Mr.
                                     Simon joined the Company as Chief Financial
                                     Officer in June 1995 and was elected as a
                                     Director of the Company in August 1995.
                                     Prior to joining the Company, Mr. Simon was
                                     a partner practicing corporate and business
                                     law at the law firm of Neal, Gerber &
                                     Eisenberg in Chicago, Illinois for more
                                     than seven years. Mr. Simon is a certified
                                     public accountant.

Paul G. Yovovich................  46 Paul G. Yovovich, who became a director of the Company in July 1996, is a private
                                     investor and a principal of Lake Capital
                                     Management. From July 1996 through January
                                     1997, the Company employed Mr. Yovovich as
                                     a strategic advisor. From June 1993 to May
                                     1996, Mr. Yovovich was President of Advance
                                     Ross Corporation, a provider of value added
                                     tax refund services. Mr. Yovovich serves on
                                     the boards of 3Com Corporation, Lante
                                     Corporation, Focal Communications, Comarco,
                                     Inc. and American Media Operations, Inc.

Meetings of the Board of Directors

   The Board of Directors met twelve times during 1999. All directors attended at least 75% of such meetings and meetings of Board committees on which they served in 1999.

Board Committees

   The Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee.

   The Audit Committee, which currently consists of Messrs. Collins, Dalton and Yovovich, recommends the appointment of independent auditors, reviews the proposed scope of the annual audit and the adequacy and effectiveness of accounting and financial controls, and reviews the annual and quarterly financial statements with management and the independent auditors. The Audit Committee is also responsible for reviewing the Company's accounting and financial human resources and succession planning. The Audit Committee met four times in 1999.

   The Compensation Committee, which currently consists of Messrs. Collins and Dalton, approves senior management compensation and oversees the Company's equity compensation plans. The Compensation Committee is also responsible for annually evaluating the performance of the Chairman and the Chief Executive Officer. The Compensation Committee met five times in 1999 and periodically took actions by unanimous written consent.

Director Compensation

   In 1999, directors who were not employees or officers of the Company received (i) options to purchase 20,000 Common Shares upon adjournment of the Annual Meeting of Share Owners, (ii) options to purchase 1,000 Common Shares for each regular or special board meeting attended in person (or 500 Common Shares if such director participated in the meeting via telephone) and (iii) an annual retainer of $12,000. In addition, Mr. Yovovich received options to purchase 50,000 Common Shares, effective as of the date of the 1999 Annual Meeting of Share Owners, related to additional special director services that he provided to the Company. All options granted have an exercise price equal to the fair market value of a Common Share on the date of grant. Directors were also reimbursed for certain expenses in connection with attendance at Board and Committee meetings. Other than with respect to reimbursement of expenses, directors who are employees or officers of the Company did not receive additional compensation for service as a director.

                            EXECUTIVE COMPENSATION

   The following table sets forth information with respect to all compensation paid or earned for services rendered to the Company by its chief executive officer, four other executive officers who were serving as executive officers at the end of fiscal 1999, and two additional individuals who served as executive officers during fiscal 1999 but were not serving in that capacity at fiscal year end (together, the "Named Executive Officers") during each of the last three fiscal years.

                          Summary Compensation Table

                                                            Long Term
                                                           Compensation
                                Annual Compensation           Awards
                         --------------------------------- ------------
                                              Other Annual  Securities     All Other
Name and Principal            Salary   Bonus  Compensation  Underlying    Compensation
Position                 Year   ($)     ($)       ($)      Options (#)        ($)
------------------       ---- ------- ------- ------------ ------------   ------------
Theodore G. Schwartz.... 1999 324,000       0         0             0         5,592(1)
 Chairman                1998 324,000       0         0       200,000         4,322(1)
                         1997 312,000       0         0             0         3,054(1)

Peter M. Leger (2)...... 1999 122,308 300,000         0     1,100,000           161(3)
 President and           1998     --      --        --            --            --
 Chief Executive Officer 1997     --      --        --            --            --

Marc S. Simon........... 1999 500,000       0     5,000             0         1,152(3)
 Executive Vice
  President              1998 500,000       0         0             0         1,179(3)
                         1997 500,000       0         0             0           696(3)

Donald B. Berryman...... 1999 230,000 269,000     6,329        30,000         3,819(6)
 Senior Vice President-- 1998 238,846  50,000         0        35,082(4)      3,002(6)
 Sales & Marketing       1997 194,600  50,000         0        35,082(5)      2,974(6)

L. Clark Sisson (7)..... 1999 207,419 134,625     2,588       150,000        10,765(8)
 Senior Vice President-- 1998 100,899  29,120    11,550       100,000             0
 Customer Care Business
  Unit                   1997     --      --        --            --            --

Bradley T. Harslem (9).. 1999 204,484   8,000         0       220,000        72,751(10)
 Senior Vice President   1998  96,371 172,500     3,022       100,000        72,647(10)
 and Chief Information
  Officer                1997     --      --        --            --            --

Mark O. Remissong (11).. 1999 193,124       0         0             0           100(12)
 Senior Vice President   1998  52,884       0         0             0            17(12)
 and Chief Financial
  Officer                1997     --      --        --            --            --

--------
 (1) For 1999, 1998 and 1997, represents $912, $932 and $534, respectively, for group life insurance premiums paid by the Company and $4,680, $3,390 and $2,520, respectively, for contributions by the Company on behalf of Mr. Schwartz to the Company's 401(k) plan.
 (2) Mr. Leger joined the Company in October 1999.
 (3) Represents group life insurance premiums paid by the Company.
 (4) Includes only shares for which options were granted, or deemed granted due to repricing, in 1997 which were repriced in 1998.
 (5) Includes 656 shares for which options granted in 1996 were repriced in 1997. All shares shown were subsequently repriced in 1998 and are reflected as grants in that year.
 (6) For 1999, 1998 and 1997, represents $369, $348 and $171, respectively, for group life insurance premiums paid by the Company and $3,450, $2,654 and $2,803, respectively, for contributions by the Company on behalf of Mr. Berryman to the Company's 401(k) plan.

 (7) Mr. Sisson joined the Company in May 1998.
 (8) Represents $179 with respect to group life insurance premiums and $10,586 in moving expenses paid by the Company.
 (9) Mr. Harslem's employment initially commenced in May 1998 and terminated in September 1998; his employment resumed in April 1999 and terminated in November 1999.
(10) For 1999 and 1998, represents $447 and $0, respectively, for group life insurance premiums paid by the Company and $72,751 and $72,647, respectively, of severance payments.
(11) Mr. Remissong's employment commenced in October 1998 and terminated in June 1999.
(12) For 1999 and 1998, represents $100 and $17, respectively, for group life insurance premiums paid by the Company.

Option Grants in Last Fiscal Year

   The following table sets forth the number of stock options granted to the Named Executive Officers during 1999.

                                                                                       Potential
                                                                                      Realizable
                                                                                   Value at Assumed
                                                                                    Annual Rates of
                                                                                         Stock
                                                                                  Price Appreciation
                                                                                          for
                                           Individual Grants                        Option Term (1)
                         -------------------------------------------------------- -------------------
                          Number of
                         Securities    % of Total Options
                         Underlying        Granted to      Exercise or
                           Options     Employees in Fiscal Base Price  Expiration
Name                     Granted (#)        Year (2)         ($/Sh)       Date     5% ($)    10% ($)
----                     -----------   ------------------- ----------- ---------- --------- ---------
Theodore G. Schwartz....        --              --              --          --          --        --
                       Option Grants in Last Fiscal Year


Peter M. Leger..........  1,100,000(3)        25.9%           $3.59     9/21/09   2,483,505 6,293,689

Marc S. Simon...........        --              --              --          --          --        --

Donald B. Berryman......     30,000(3)            *           $2.98      8/3/09      56,223   142,481

L. Clark Sisson.........    150,000(3)         3.5%           $3.00      4/7/09     283,003   717,184

Bradley T. Harslem......    220,000(4)         5.2%           $2.98     4/19/09     412,303 1,044,858

Mark O. Remissong.......        --              --              --          --          --        --

--------
*  Less than 1%.
(1) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated by assuming the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the shares thereby acquired are sold on the last day of the option term for the appreciated stock price.
(2) Based on options for a total of 4,241,271 Common Shares granted to employees, including the Named Executive Officers, in 1999.
(3) Subject to acceleration in the event of certain employment terminations, options are not exercisable during the first twelve months from the date the options are granted, but thereafter become exercisable at the rate of 20% of the total shares subject to the option on and after the first day of each anniversary of the date on which option was awarded, except in the case of Mr. Leger's options, which become exercisable to the extent of 40% of the total shares on October 1, 2001 and thereafter at the rate of 20% of the total shares subject to the option on each October 1 through 2004. The term of each option is 10 years.
(4) Options for a total of 220,000 shares held by Mr. Harslem were forfeited in connection with the termination of his employment in November 1999.

Aggregate Fiscal Year-End Option Values

   The following table provides information regarding the exercisable and unexercisable stock options held by the Named Executive Officers as of January 2, 2000, the last day of fiscal 1999. No Named Executive Officer exercised any options in fiscal 1999.

                    Aggregate Fiscal Year-End Option Values


                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                                    Options at          In-the-Money Options at
                                Fiscal Year-End (#)     Fiscal Year-End ($) (1)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Theodore G. Schwartz (2)....    40,000       160,000            0             0

Peter M. Leger (2)..........         0     1,100,000            0   $11,103,125

Marc S. Simon...............   482,028       133,006   $4,775,359    $1,193,829

Donald Berryman.............   145,558        84,494   $1,035,866      $683,539

L. Clark Sisson.............    20,000       230,000     $174,350    $2,300,525

Bradley T. Harslem (3)......    44,000             0     $470,938             0

Mark O. Remissong (4).......    80,000             0     $790,000             0

--------
(1) Value is calculated by subtracting the exercise price per share from the fair market value at December 31, 1999, the last trading day in fiscal 1999, of $13.6875 per share, and multiplying by the number of shares subject to the stock option.
(2) Exercise of an option for 100,000 shares in the case of Mr. Schwartz, and 1,000,000 shares in the case of Mr. Leger, is subject to share owner approval as described elsewhere in this Proxy Statement.
(3) Options for a total of 220,000 shares held by Mr. Harslem were forfeited in connection with the termination of his employment in November 1999.
(4) Options for a total of 320,000 shares held by Mr. Remissong were forfeited in connection with the termination of his employment in June 1999. However, the vesting of options for 80,000 shares was accelerated at his termination date. These vested options remain exercisable until December 15, 2001.

Employment Agreements

   In September 1999, the Company entered into an employment agreement with Mr. Leger providing for payment of an annual base salary of $500,000 through January 1, 2001, which will increase to $525,000 from and after January 2, 2001 through December 30, 2001, and to $550,000 from and after December 31, 2001 through December 31, 2002. Thereafter, Mr. Leger's base salary will be reviewed at least annually by the Compensation Committee and may be increased as it deems appropriate. Mr. Leger will be entitled to receive a bonus in the amount of $575,000 for the period from the commencement of employment through January 1, 2001, and thereafter will be eligible to receive an annual bonus through the Company's Management Incentive Plan ("Management Incentive Plan"). Mr. Leger is also entitled to receive all employee benefits for which the Chairman or any direct report to Mr. Leger is eligible under benefit plans established by the Company for senior executive employees. Pursuant to the employment agreement, the Company granted Mr. Leger options to purchase an aggregate of 1,100,000 Common Shares. The options have a term of 10 years and an exercise price of $3.59375 per share. Options for a total of 40% of the shares covered thereby vest on October 1, 2001, and at the rate of 20% on each October 1 thereafter through 2004. Exercise of the option for 1,000,000 of the shares is subject to share owner approval as described elsewhere in this Proxy Statement. The options vest to varying degrees on an accelerated basis upon Mr. Leger's death or disability or if his employment agreement is terminated without cause, for nonperformance, or for good reason after a change in control. The agreement will terminate on any of the following events: (1) death or disability of Mr. Leger; (2) the Company's election to terminate his employment without cause;
(3) the Company's election to terminate his employment for nonperformance, (4) Mr. Leger's election to terminate his employment for good reason after a change in control; and (5) the Company's election to terminate his employment with cause. If the agreement terminates due to death or disability, the Company has agreed to pay Mr. Leger his base salary as accrued through the date of death or the date on which he is eligible to receive long-term disability benefits under its long-term disability benefits plan, as applicable, and certain bonus amounts. If Mr. Leger's employment is terminated by the Company with cause, he will receive his base salary prorated through the date of termination and accrued benefits; provided that if his employment is terminated with cause prior to January 2, 2001, he will also be entitled to receive certain bonus amounts. If Mr. Leger's employment is terminated by the Company without cause, Mr. Leger will receive his base salary for a period of one year, provided that if Mr. Leger is terminated without cause on or before December 31, 2001, then he will receive his base salary due through December 31, 2002, a bonus equal to the prorated annual incentive bonus payable based on actual performance during the year in which his employment terminated if termination occurs after January 2, 2001, and accrued benefits. If Mr. Leger's employment is terminated by the Company for nonperformance, Mr. Leger will receive an amount equal to his base salary for one-half of the period applicable to termination without cause, or if greater, for one year, and one-half of the prorated annual incentive bonus payable based on actual performance during the year in which his employment terminated, and accrued benefits. If Mr. Leger terminates his employment for good reason after a change in control, Mr. Leger will receive a lump sum payment equal to two years' base salary and certain bonus amounts, and accrued benefits. The agreement also contains non-competition and confidentiality commitments on the part of Mr. Leger.

   In May 1995, the Company entered into an employment agreement with Mr. Simon providing for payment of an annual base salary of $250,000. Mr. Simon will be eligible to receive bonuses through the Management Incentive Plan. In addition, Mr. Simon will receive an additional payment for each calendar year during the term of the agreement equal to the excess, if any, of $500,000 over Mr. Simon's salary plus bonus. If Mr. Simon's salary plus bonus in any given year exceeds $500,000, the additional payment for the following year will be reduced by the amount of such excess. Pursuant to the employment agreement, the Company granted Mr. Simon an option to purchase 565,034 Common Shares, with a term of 10 years and an aggregate exercise price of $1,764,705. The option vests 20% on May 31 of each year from 1996 through 2000. If Mr. Simon is terminated for cause or resigns without substantial reason, the unvested portion of the option is forfeited. The option fully vests upon Mr. Simon's death or disability or if his employment agreement is terminated without cause or Mr. Simon terminates the employment agreement for substantial reason. After May 31, 2000, the agreement is terminable by either party on 30 days' notice. Until May 31, 2000, the agreement will terminate for any of the following events: (1) death or disability of Mr. Simon; (2) mutual agreement, (3) the Company's election to terminate for cause; (4) Mr. Simon's election to terminate for substantial reason with 30 days' notice; or (5) Mr. Simon's election to terminate without substantial reason. If the agreement terminates due to death, disability or mutual agreement, the Company has agreed to pay Mr. Simon his salary as accrued through the termination date and any amounts accrued and vested with respect to the Management Incentive Plan. If Mr. Simon's employment is terminated for cause or Mr. Simon elects to terminate without substantial reason, he will receive only his salary up to the date of termination. If Mr. Simon terminates the agreement with substantial reason or the Company terminates without cause, Mr. Simon will receive his salary, bonus and additional payments up to the scheduled termination date of the agreement (but not more than $500,000) and any amounts accrued and vested but not covered by the bonus under the Management Incentive Plan. These amounts will be paid in equal monthly installments, without interest, through the scheduled termination date of the agreement. During such period, Mr. Simon has agreed to assist the Company in transitioning his former responsibilities to other employees and to serve as an advisor and consultant to the Company for approximately 10 hours per week. The agreement also contains non-competition and confidentiality commitments on the part of Mr. Simon.

   In March 1994, the Company entered into an employment agreement with Mr. Berryman providing for payment of a minimum annual base salary of $125,000, which has been increased over the years to a base of $230,000 in 1999. Mr. Berryman will be eligible to receive bonuses from the Company through the Management

Incentive Plan. The employment agreement terminates upon the occurrence any of the following events: (1) death or disability of Mr. Berryman; (2) mutual agreement, (3) the Company's election to terminate for cause; or (4) 60 days' prior written notice by either party. If the agreement terminates due to death, disability, mutual agreement or 60 days' written notice by Mr. Berryman, the Company has agreed to pay Mr. Berryman his salary as accrued through the termination date and any amounts accrued and vested with respect to the Management Incentive Plan. Mr. Berryman's agreement provides that if Mr. Berryman's employment is terminated with or without cause, he will receive only his salary up to the date of termination. The agreement also contains non-competition and confidentiality commitments on the part of Mr. Berryman.

   In December 1999, the Company entered into an employment and relocation agreement with Mr. Sisson. This agreement provides for payment of a minimum annual base salary of $270,000. Under the agreement Mr. Sisson is also eligible to receive bonuses through the Management Incentive Plan. In addition, the Company agreed to pay certain relocation costs to Mr. Sisson and granted to Mr. Sisson options to purchase an additional 30,000 Common Shares. In the event that Mr. Sisson's employment is terminated by the Company other than for cause, Mr. Sisson will be entitled to receive severance payments equal to 18 months base salary. The agreement also contains non-competition and confidentiality commitments on the part of Mr. Sisson.

Separation Agreements

   In November 1999, the Company entered into a separation agreement with Mr. Harslem providing for the payment to him in installments of an aggregate of $393,000 in separation payments. Mr. Harslem also agreed to serve as a part-time consultant to the Company in connection with the transition of his duties for a period of two months and was paid an aggregate of $21,230 for such services.

   In February 2000, the Company entered into a separation agreement with Mr. Remissong pursuant to which the Company agreed to pay him in installments an aggregate of $140,625. Under the terms of this agreement, stock options previously granted to Mr. Remissong were forfeited, other than options covering an aggregate of 80,000 shares that became vested at his termination date in June 1999 and are to remain exercisable until December 15, 2001.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is composed of non-employee directors responsible for the oversight, approval and reporting to the Board of Directors on all elements of compensation for elected corporate officers. The Compensation Committee has furnished the following report on executive compensation for fiscal year 1999.

   The Compensation Committee recognizes that the industry sector in which the Company operates is both highly competitive and volatile. To meet and exceed these challenges, the Company has implemented new strategic initiatives to restructure its existing operations and develop its e-based customer relationship management business. In addition, the Compensation Committee retained independent compensation consultants to provide objective and expert advice in a review of the Company's executive compensation plans. This process culminated in an executive compensation program that is intended to ensure the recruitment, retention and motivation of high quality executives. The new plans are being implemented for fiscal year 2000.

Compensation Philosophy

   The executive compensation program provides a total compensation package composed of base pay, annual performance-based cash incentives, and long-term performance-based equity incentives, all of which are designed to provide incentives to and reward executives for superior performance and the creation of share owner value. The Compensation Committee believes that a pay-for-performance culture based on accountability and linkage to business objectives is critical for future business success.

   The practice of the Company is to target total compensation for the Company's executives at above average levels. Specifically, the Company targets a range between the 50th percentile and 75th percentile of total compensation for similar positions at comparable companies.

Executive Compensation Components

   The Company's executive compensation program consists of three key components: base salary, annual incentives and long-term incentives. Each component is set forth below.

Base Salary

   Base salaries of executive officers are targeted to be competitive relative to companies in the direct marketing, high technology and high growth industries and other comparable companies. In determining salaries, the Compensation Committee also takes into account individual experience and performance.

Annual Incentives

   Management Bonus Plan. In 1999, the Company utilized the Management Bonus Plan, which was designed to motivate, recognize and reward outstanding company and individual performance. Participation was provided to senior management as well as other key employees. Performance and incentive awards were measured and paid on a semi-annual basis. Plan funding was contingent on the achievement of net profit objectives for the first half of the year, and gross profit objectives tied to overall EPS for the second half of the year. Individual performance objectives were established in accordance with the key priorities of people, quality, performance and growth initiatives.

   Management Incentive Plan. For fiscal year 2000, the Company has replaced the Management Bonus Plan with the Management Incentive Plan. Incentive opportunities are designed around a mix of corporate, business unit and individual performance. All corporate and business unit targets are directly linked to the Company's annual business and financial plan. Financial targets are based on corporate revenue and EPS goals and business unit revenue and operating profit goals. Individual performance is tied to the Company's annual evaluation process emphasizing the individual's contribution to:

  .  Operating plan achievement

  .  Sales plan achievement

  .  Quality and client satisfaction

  .  Operational improvements

  .  Training and development

   Executives are assigned a specific incentive opportunity based on their position, responsibilities and contribution to the Company. Performance measures and related goals are determined on an annual basis. This approach creates a clear link to annual business objectives.

Long-Term Incentives

   Incentive Stock Plan. In 1999, executive officers and other key employees of the Company were eligible to participate in the Second Amended and Restated 1995 Incentive Stock Plan (the "Incentive Stock Plan"). The purpose of the plan is to attract highly qualified individuals and to provide them with incentive to maximize share owner value by providing them with opportunities to acquire Common Shares of the Company. Options were granted to executive officers and key employees whom the Compensation Committee determined to be responsible for the future growth and profitability of the Company. The Compensation Committee established the number of shares covered by each grant and the exercise price and vesting period for each grant. The Committee granted stock options with five year vesting periods for each grant, creating strong incentives for recipients of stock option grants to remain with the Company. The stock options granted by the Compensation Committee have an exercise price equal to the fair market value of the Company's Common Shares on the date of grant, thus rewarding the recipient only if the Company's Common Share price appreciates above the price on the date of grant.

   For fiscal year 2000, the Company adopted a stock option program pursuant to which executives will be eligible for annual grants based on their position and individual performance and contribution to the Company. In this regard, the Compensation Committee established discrete opportunities for managers based on competitive industry practices. The new program reduces the vesting period from a 5 year to a 4 year graded vesting term. In addition, the option program now provides for partial stock option vesting upon a change in control. The Committee believes that these changes and the new granting approach are consistent with the Company's pay-for-performance culture and ensure that an adequate opportunity level is provided to retain and motivate executives and other key employees.

   In 1999, the Compensation Committee granted a total of 4,241,271 options to approximately 180 employees, some of whom are officers of the Company.

   Severance Plan. In March 2000, the Company adopted a "double trigger" severance plan in which its executive officers are eligible to participate in the event of a change in control. The plan provides that following a change in control, severance will be payable upon termination of the executive's employment within one year after the change in control either by the Company other than for cause or by the executive for good reason. In the case of Senior Vice Presidents, severance is equal to eighteen months salary plus target bonus.

Chief Executive Officer Compensation

   The base salary of Mr. Schwartz, the Company's Chief Executive Officer in 1999, remained at $324,000 in 1998 and 1999. In fiscal year 1999, the Company engaged independent consultants to review the competitiveness of Mr. Schwartz's total direct compensation level to his peers at comparable companies. According to the study, Mr. Schwartz's total cash compensation level was in the lower third of competitive practice. Mr. Schwartz received no bonus or stock options in 1999.

   On October 1, 1999, Mr. Leger assumed the position of President and Chief Operating Officer, and on January 12, 2000, Mr. Leger succeeded Mr. Schwartz as the Chief Executive Officer of the Company, with Mr. Schwartz continuing in the position of Chairman of the Company. All aspects of Mr. Leger's fiscal year 1999 compensation were governed by his employment agreement, detailed elsewhere in the proxy.

   The Board of Directors approved Mr. Leger's employment agreement after an extensive search had been conducted by the Board utilizing the resources of a nationally recognized search firm. In determining the final compensation amounts, the Board focused on the importance of hiring a Chief Executive Officer with an outstanding business and leadership record. The Board reviewed Mr. Leger's compensation package in comparison with the compensation packages of CEOs at comparable companies.

Deductibility of Executive Compensation

   Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the company's Chief Executive Officer or any of the four other most highly compensated executive officers. Qualifying performance-based compensation is specifically exempt from the deduction limit. The Compensation Committee does not believe that Section 162(m) will affect the deductibility of compensation expected to be paid by the Company in the foreseeable future.

                                          COMPENSATION COMMITTEE

                                          George D. Dalton

                                          Thomas M. Collins (commencing
                                           February 2000)

                                          Paul G. Yovovich (through February
                                           2000)

Compensation Committee Interlocks and Insider Participation

   During 1999, no company executive officer served on the board of directors or compensation committee of any other corporation with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was a Company employee in 1999 and none was formerly a Company officer.

                             CERTAIN TRANSACTIONS

   Mr. Collins, a director of the Company, is of counsel at Shuttleworth & Ingersoll, P.C., a law firm in Cedar Rapids which provided certain legal services to the Company in fiscal 1999. In addition, the Company owns $250,000 in shares of 2001 Development Corporation, a community-oriented economic development company in Cedar Rapids, Iowa, of which Mr. Collins is the President. Share ownership in 2001 Development Corporation is limited to corporations doing business in Cedar Rapids and, as a result, Mr. Collins owns no interest in 2001 Development Corporation.

   The Company made payments for strategic management consulting services totaling $38,044 in 1999 and $33,817 in 2000 to TCS Group, L.L.C. ("TCS"), which is wholly owned by Mr. Schwartz and his wife. Steven A. Shlensky, who is currently an executive officer of the Company, was an employee of TCS and was paid a salary and incentive compensation by TCS based in part on the services he provided to the Company. Management believes that the Company's payments to TCS were reasonable in relation to the services provided by Mr. Shlensky.

                               PERFORMANCE GRAPH

   The following graph sets forth a comparison of the cumulative total share owner return on the Company's Common Shares for the period beginning October 11, 1995, the date Common Shares began trading on the Nasdaq National Market, and ending December 31, 1999, the last trading day in fiscal 1999, as compared with the cumulative total return of the S&P 500 Index and a Peer Group Index. The Peer Group consists of: Aegis Communications Group, Inc., ICT Group, Inc., National Techteam, Inc., Precision Response Corp., RMH Teleservices Inc., Sitel Corp., Snyder Communications, Sykes Enterprises, Inc., Teletech Holdings, Inc., Telespectrum Worldwide, Inc. and West Teleservices Corp. The total share owner return for each company in the Peer Group has been weighted according to the company's stock market capitalization. This graph assumes an investment of $100 on October 11, 1995 in each of Common Shares, the S&P 500 Index and the Peer Group Index, and assumes reinvestment of dividends, if any. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

                           10/11/95 12/29/95 12/27/96 12/26/97 12/31/98 12/31/99
--------------------------------------------------------------------------------
  APAC Customer Services,
   Inc.................... $100.00   $167.9   $364.8   $134.6   $ 38.1   $141.5
  S&P 500................. $100.00   $106.7   $134.4   $169.5   $226.6   $274.1
  Peer Group.............. $100.00   $138.0   $388.0   $241.8   $226.0   $360.4

  PROPOSAL TO APPROVE AN INCREASE IN THE MAXIMUM NUMBER OF SHARES THAT MAY BE SUBJECT TO OPTIONS GRANTED TO ANY ONE PARTICIPANT IN ANY CALENDAR YEAR UNDER
                           THE INCENTIVE STOCK PLAN

   The Board of Directors has adopted the Incentive Stock Plan, which is the result of the merger of the Company's Amended and Restated 1995 Non-Employee Director Stock Option Plan (the "Director Plan") and the Company's Amended and Restated 1995 Incentive Stock Plan (the "1995 Plan"). The Incentive Stock Plan was adopted to attract and retain officers, directors and key employees, as well as independent contractors providing consulting or advisory services, by providing them opportunities to acquire Common Shares or to receive monetary payments based on the market value of Common Shares.

   The Incentive Stock Plan is administered by the Compensation Committee of the Board of Directors and, with respect to the participation of non-employee directors, may be administered by a committee consisting of members of the Board of Directors who are Company employees. Including previously granted and outstanding options, the Compensation Committee may make awards encompassing a total of not more than 8,330,895 Common Shares, representing approximately 16.6% of the outstanding Common Shares at March 31, 2000. In addition, any Common Shares subject to stock options or stock appreciation rights or issued under such options or rights or as stock awards may be subject to new options, rights or awards under the Incentive Stock Plan if such options or rights lapse, expire or terminate prior to issuance of the shares or the payment of the equivalent thereof or if Common Shares are issued under such options or rights or such awards and are later reacquired by the Company. However, no Common Shares attributable to the Director Plan may be subject to Incentive Stock Options (as defined below). If there is any change in the capitalization of the Company, such as a stock split or dividend, or a merger, consolidation or reorganization with another company, or any other relevant change in the capitalization of the Company, the Compensation Committee may make appropriate adjustments in the number of Common Shares available for awards and the number and/or reference price or fair market value of shares subject to outstanding awards to prevent dilution or enlargement of rights.

   The maximum number of Common Shares that may be subject to options granted to any one participant in any calendar year under the 1995 Plan was 100,000 Common Shares. Under the Incentive Stock Plan, such maximum number of Common Shares that may be subject to options granted has been increased, subject to share owner approval, to 1,100,000 Common Shares. The Board of Directors believes that the increase will allow the Company to compete more effectively in attracting and retaining the executive talent it requires.

   Only Company officers and key company employees, members of the Board of Directors and independent contractors providing consulting or advisory services are eligible to participate in the Incentive Stock Plan. There are currently approximately four hundred officers and key employees and four non-employee members of the Board of Directors eligible to receive awards under the Incentive Stock Plan.

   The following is a brief summary of the material features of the Incentive Stock Plan. You are only being asked to approve the increase in the maximum number of Common Shares that may be subject to options granted to any one participant in any calendar year.

   Awards under the Incentive Stock Plan may be granted in any one or a combination of stock options, stock appreciation rights, stock awards, performance shares and performance units. With certain limitations noted below, the Compensation Committee may determine the participants to whom and the time at which all of these types of awards are granted, the amount granted, and the terms and conditions applicable to the awards.

  . Stock options awarded under the Incentive Stock Plan may be incentive stock options within the meaning of the Internal Revenue Code ("Incentive Stock Options") or stock options which do not constitute Incentive Stock Options ("Nonqualified Stock Options"). Stock options have an exercise price determined by the Compensation Committee at the date of grant. The exercise price for Incentive Stock Options must be no less than the fair market value on the date of grant, and the exercise price for Nonqualified Stock Options must be no less than 85% of the fair market value on the date of grant. Stock options become exercisable at such times and subject to such terms and conditions as may be determined by the Compensation Committee, provided that certain options automatically granted to directors each year may not be exercised during the first year following the date of grant and thereafter may be exercised only in accordance with the vesting schedule set forth in the Incentive Stock Plan. Nonqualified Stock Options may expire no later than 15 years from the date of grant and Incentive Stock Options may expire no later than 10 years from the date of grant.

  . A stock appreciation right entitles the holder to receive the appreciation in the fair market value of the Common Shares subject thereto up to the date the right is exercised.

  . Stock awards consist of Common Shares transferred to participants, with or without payment, as additional compensation for services to APAC Customer Services, Inc.

  . Performance shares consist of the right to receive Common Shares or cash of an equivalent value at the end of a specified performance period.

  . Performance units consist of the right to receive a fixed dollar amount, payable in cash or Common Shares or a combination of both.

   The Board of Directors reserves the right to amend or terminate the Incentive Stock Plan at any time, subject to the rights of participants with respect to any outstanding awards. Notwithstanding the foregoing, the Incentive Stock Plan may not be amended without approval of the share owners if such approval is required by law or regulatory authority.

   The federal income tax consequences of the issuance and exercise of options under the Incentive Stock Plan depend on the nature of the awards. No income will be recognized by a participant at the time of the grant of Nonqualified Options or Incentive Stock Options. On the exercise of a Nonqualified Option, the amount by which the fair market value of the Common Shares on the date of exercise exceeds the exercise price will be taxable to the participant as ordinary compensation income. The subsequent disposition of shares acquired upon exercise of a Nonqualified Option will ordinarily result in capital gain or loss.

   On the exercise of an Incentive Stock Option, the participant will not recognize any income. However, for purposes of the alternative minimum tax the exercise of an Incentive Stock Option will be treated as an exercise of a Nonqualified Option. Accordingly, the exercise of an Incentive Stock Option may result in an alternative minimum tax liability.

   The disposition of shares acquired upon exercise of an Incentive Stock Option will qualify for capital gains treatment if the shares are held until two years after the date the option was granted and one year after the date of exercise of the option. If the shares are disposed of before the completion of either of these periods (a "disqualifying disposition"), the participant will recognize ordinary income in the amount of the excess of the fair market value of the Common Shares on the date the option was exercised over the exercise price (or, in certain circumstances, the gain on the sale, if less). Any excess of the amount realized on the disqualifying disposition over the fair market value of the shares on the date of exercise of the option will generally be treated as capital gain.

   On March 31, 2000, the last reported sales price of the Common Shares on the Nasdaq National Market was $8.6875 per share. It is not possible to determine the amount and type of awards that will be made under the Incentive Stock Plan in the future, or to state the amount and type of awards which would have been made in 1999 had the Incentive Stock Plan been in effect, because such determinations are within the discretion of the

Compensation Committee, based on such factors as it deems pertinent in selecting participants and establishing awards. However, in September 1999, the Company entered into an employment agreement with Peter M. Leger pursuant to which it awarded Mr. Leger an option to purchase 1,100,000 Common Shares, subject to share owner approval in the case of the option to purchase 1,000,000 of the Common Shares. In 1999, the Company awarded options to purchase an aggregate of 1,412,500 Common Shares, subject to share owner approval, to its executive officers, including Mr. Leger. A total of approximately one hundred eighty employees received grants of options to acquire a total of 4,241,271 Common Shares under the 1995 Plan in 1999 and three non-employee directors received grants of options to acquire a total of 131,000 Common Shares under the Director Plan in 1999. It is currently anticipated that approximately four hundred employees and four non-employee directors will be eligible to receive awards under the Incentive Stock Plan in 2000.

   The affirmative vote of the holders of a majority of the Common Shares entitled to vote and represented in person or by proxy at the Annual Meeting is required to approve the increase in the number of Common Shares that may be subject to options granted to any one participant in any calendar year from 100,000 to 1,100,000. Mr. Schwartz and the general trustees of Trust 730 and Trust 430 have agreed to vote the Common Shares owned by each of them in favor of the increase. As a result, the Company anticipates that share owner approval of the proposed increase will be obtained.

   The Board of Directors recommends a vote FOR approval of the proposed increase in the number of Common Shares that may be subject to options granted to any one participant in any calendar year under the Incentive Stock Plan.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers, its directors, and persons who own more than ten percent of the Company's outstanding stock report their beneficial ownership and changes in their beneficial ownership of the Company's equity securities by filing reports with the Securities and Exchange Commission. During 1999, to the Company's knowledge, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except that Mr. Dalton and Mr. Holter each made a late filing of a report required by Section 16(a) relating to a purchase of Common Shares.

                          ANNUAL REPORT ON FORM 10-K

   A copy of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission accompanies this Proxy Statement. Additional copies may be obtained by writing to APAC Customer Services, Inc., Six Parkway North Center, Deerfield, Illinois 60015, Attention: Treasurer.

                                  ACCOUNTANTS

   Arthur Andersen LLP served as the Company's independent accountants for fiscal 1999 and has been selected as the Company's independent accountants for fiscal 2000. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they desire to do so.

                           PROPOSALS OF SHARE OWNERS

   A share owner who intends to present a proposal at the 2001 Annual Meeting and who wishes to have the proposal included in the Company's proxy statement for that meeting must deliver the proposal to the Secretary. All proposals must be received by the Secretary at the Company's principal executive office, Six Parkway North Center, Deerfield, Illinois 60015, no later than January 1, 2001, and must satisfy the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement for that meeting.

   In order for a share owner to nominate a candidate for director, under the Company's Bylaws timely notice of the nomination must be given in writing to the Secretary. To be timely, such notice must be delivered to the Secretary at the Company's principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the date of the 2000 Annual Meeting. However, if the date of the 2001 Annual Meeting is more than 30 days before or 60 days after that anniversary date, the notice must be delivered to the Secretary at the Company's principal executive office not more than 120 days prior to the 2001 Annual Meeting and not less than the later of 90 days prior to the 2001 Annual Meeting or 10 days following the day on which the Company first publicly announces the date of the 2001 Annual Meeting. The notice must describe certain information regarding the nominee and the share owner giving the notice, including information such as name, address, occupation and shares held.

   In order for a share owner to present a proposal that is a proper subject for consideration at an Annual Meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement, notice must be given to the Secretary in the manner and within the time limits described in the preceding paragraph. The notice must include certain information regarding the share owner giving the notice and a description of the proposed business.

                   OTHER MATTERS TO COME BEFORE THE MEETING

   The Board of Directors knows of no other business that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.

   WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

                                          By Order of the Board of Directors

                                          [Signature]

                                          Linda R. Witte
                                          Secretary

Date: May 1, 2000

PROXY                                                                      PROXY

                         APAC CUSTOMER SERVICES, INC.

            PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF SHARE OWNERS - JUNE 9, 2000

     The undersigned hereby appoints Theodore G. Schwartz and Peter M. Leger, and each of them, as proxies, each with full power of substitution and revocation, to represent and to vote, as designated on the reverse side hereof, all of the Common Shares of APAC Customer Services, Inc. which the undersigned has the power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of share owners of APAC Customer Services, Inc. to be held on June 9, 2000, or at any adjournment thereof.

   Unless otherwise marked, this proxy will be voted FOR the election of the nominees named and FOR the proposal to approve an increase in the annual limitation applicable to stock options granted to a participant pursuant to the
 APAC Customer Services, Inc. Second Amended and Restated 1995 Incentive Stock
                                     Plan.

         PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

                         APAC CUSTOMER SERVICES, INC.

        PLEASE MARK VOTE IN THE FOLLOWING MANNER USING DARK INK ONLY.

1. Election of Directors -                                             For All            Withhold All            For All Except
   Nominees:  01-Thomas M. Collins, 02-George D. Dalton,                 [_]                   [_]                     [_]
              03-Peter M. Leger, 04-Clark E. McLeod,
              05-Theodore G. Schwartz, 06-Marc S. Simon
              and 07-Paul G. Yovovich

     ____________________________________________________
     (Except Nominee(s) written above)

2. Approval of a proposal of the Board of Directors                      For                 Against                 Abstain
   to increase the annual limitation applicable to                       [_]                   [_]                     [_]
   stock options granted to a participant pursuant
   to the APAC Customer Services, Inc. Second Amended
   and Restated 1995 Incentive Stock Plan.

                                                                                                     Dated:___________________, 2000

                                                                        ____________________________________________________________
                                                            Signature(s)____________________________________________________________

                                                                        ____________________________________________________________
                                                                        Please sign exactly as your name(s) appears hereon.  Joint owners should each sign personally.  If signing in fiduciary or representative capacity, give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

                                                       FOLD AND DETACH HERE

                                                      YOUR VOTE IS IMPORTANT!

                                           PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY
                                           CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
